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                                                                    EXHIBIT 10.8

                    FORM OF AMENDMENT TO SEVERANCE AGREEMENT
                                    (OFFICER)

         THIS AMENDMENT TO SEVERANCE AGREEMENT ("Amendment") is dated as of July ____, 2001 between FRANKLIN BANK, NATIONAL ASSOCIATION ("Franklin") and
_______________________ (the "Officer").

         WHEREAS, Franklin and Officer, an officer of Franklin, entered into that Severance Agreement (the "Severance Agreement") pursuant to which the Officer is entitled to certain severance benefits if, within three (3) years of a "Change in Control" (as defined in the Severance Agreement) of Franklin, the Officer is no longer an officer of Franklin due to reasons enumerated in Section 3A of the Severance Agreement;

         WHEREAS, Franklin believes the current structure of the Severance Agreement may have the unintended effect of compelling officers who are entitled to resign for Good Reason, to resign because they would otherwise risk forfeiture of their severance benefits if they die or suffer a Disability while continuing to serve as officers;

         WHEREAS, Franklin believes it is in the best interests of Franklin and its shareholders to encourage officers who are entitled to resign for Good Reason to continue as officers following a Change in Control so that Franklin can continue to receive the benefit of their experience and knowledge.

         WHEREAS, the parties hereto wish to amend the Severance Agreement to provide that if the Officer continues to serve as an officer as aforesaid, he should be entitled to collect the severance benefits provided in the Severance Agreement upon his death or Disability if, at such time, he would have been entitled to resign for Good Reason and such resignation would have occurred within three (3) years of a Change in Control.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree to amend the Severance Agreement as follows:

         1.       The following new Section 3I is hereby added to the Severance
Agreement:

                           "I. Death or Disability. Notwithstanding anything to
                  the contrary in this Agreement (including, but not limited to, Sections 3A through 3C and Section 4), if at the time of Officer's death or Disability, the Officer would have been entitled to resign as an officer of Franklin for Good Reason, then such Officer shall automatically be deemed to have resigned for Good Reason as an officer of Franklin as of the date of death or Disability and if such resignation occurs upon or within three (3) years following a Change in Control, the Officer shall receive the benefits provided in Section 4 below."

         2. Ratification. Except as specifically modified herein, the Severance Agreement remains in full force and effect in all respects and remains binding upon both Franklin and the Officer.

         3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                             FRANKLIN BANK, NATIONAL ASSOCIATION

                                             By:
                                                --------------------------------
                                                Name:  David Shelp
                                                Its:  President
                                             OFFICER

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                                             Name:




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